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                                                                              EXHIBIT 11
                                                                              ----------


                          TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                      EARNINGS PER COMMON AND DILUTIVE POTENTIAL COMMON SHARE


                                                                   For Three Months Ended
                                                                   ----------------------
                                                                     Mar. 31      Mar. 31
                                                                      2001          2000
                                                                    --------     --------
Income before cumulative effect of an accounting change........     $    230     $    450
Cumulative effect of an accounting change......................           --          (29)
                                                                    --------     --------
Net income (in millions).......................................     $    230     $    421
                                                                    ========     ========


Diluted earnings per common and dilutive potential common share:
---------------------------------------------------------------
Weighted average common shares outstanding (in thousands)......    1,734,543    1,704,675
  Weighted average dilutive potential common shares:
    Stock option and compensation plans........................       50,886       77,347
                                                                   ---------    ---------
Weighted average common and dilutive potential common shares...    1,785,429    1,782,022
                                                                   =========    =========


Diluted earnings per common share:
  Income before cumulative effect of an accounting change......     $    .13     $    .25
  Cumulative effect of an accounting change....................           --         (.01)
                                                                    --------     --------
Net income ....................................................     $    .13     $    .24
                                                                    ========     ========



Basic earnings per common share:
-------------------------------
Weighted average common shares outstanding (in thousands)......    1,734,543    1,704,675
                                                                   =========    =========
Basic earnings per common share:
  Income before cumulative effect of an accounting change......     $    .13     $    .26
  Cumulative effect of an accounting change....................           --         (.01)
                                                                    --------     --------
Net income.....................................................     $    .13     $    .25
                                                                    ========     ========
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